Exhibit 107
Calculation of Filing Fee Tables
FORM TO-I
(Form Type)
Carlyle Credit Solutions, Inc.
(Name of Issuer)
Carlyle Credit Solutions, Inc.
(Name of Person(s) Filing Statement)
Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$36,336,425.32 (1)	0.0001476	$5,363.26 (2)
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$36,336,425.32 (1)
Total Fees Due for Filing			$5,363.26 (2)
Total Fees Previously Paid			$0.00
Total Fee Offsets			N/A
Net Fee Due			$5,363.26 (2)

(1) Calculated as the aggregate maximum purchase price for shares of common stock, par value $0.01 per share, of Carlyle Credit Solutions, Inc. (“Shares”), based upon the net asset value per Share as of September 25, 2024, of $19.73. This amount is based upon the offer to purchase up to 1,841,684 Shares.

(2) Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2024.